Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

OF

WILLSCOT SUB CORPORATION

INTO

DOUBLE EAGLE ACQUISITION CORP.

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

DOUBLE EAGLE ACQUISITION CORP., a corporation organized and existing under and by virtue of the laws of the State of Delaware and incorporated on November 29, 2017 (the “Corporation”), DOES HEREBY CERTIFY THAT:

1.    The Corporation owns all of the issued and outstanding capital stock of WillScot Sub Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware and incorporated on November 16, 2017 (the “Subsidiary Corporation”).

2.    The Subsidiary Corporation is hereby merged with and into the Corporation, with the Corporation being the surviving corporation, pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “Merger”), pursuant to the resolutions of the Board of Directors of the Corporation, duly adopted by Board of Directors of the Corporation by unanimous written consent on November 29, 2017, which resolutions approve the merger of the Corporation with the Subsidiary Corporation:

“2.1        It is noted that the Company owns all of the issued and outstanding capital stock of WillScot Sub Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware.

2.2          It is further noted that the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company, following the Registration, to change the name of the Company to “WillScot Corporation,” by merging its wholly-owned subsidiary, WillScot Sub Corporation, with and into the Company pursuant to Section 253(b) of the General Corporation Law of the State of Delaware (the “Merger”).

2.3          It is further noted that for United States federal income tax purposes, it is intended that the Merger is a disregarded event for U.S. federal income tax purposes and that the Company’s name change is considered a reorganization described in section 368(a)(1)(F) of the United States Internal Revenue Code of 1986, as amended.

2.4          Accordingly, it is unanimously resolved that

(a) the Merger be, and hereby is, in all respects approved;

(b) pursuant to and at the effective time of the Merger, the name of the Company shall be changed to “WillScot Corporation” by deleting Article I in the Certificate of Incorporation of the Company and inserting in lieu thereof a new Article I to read as follows: ‘The name of the corporation (herein called the “Corporation”) is WillScot Corporation.’;

(c) that any of the Authorised Officers be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and file or cause to be executed and filed such certificates, documents, instruments and agreements, and to perform any and all other acts that he or they may, in such officer’s sole and absolute discretion, deem necessary or desirable to consummate the Merger; and

(d) that any of the Authorised Officers be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and deliver or cause to be executed and delivered any and all other agreements, amendments, certificates, reports, applications, notices, letters or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to enable the Company to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.”

3.    The Corporation shall be the surviving corporation of the Merger. The name of the Corporation shall be amended in the Merger to be “WillScot Corporation” pursuant to Section 253(b) of the General Corporation Law of the State of Delaware.

4.    The proposed Merger herein certified has been adopted, approved, certified, executed, and acknowledged by the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed as of the date first set forth above, by a duly authorized officer, declaring that the facts stated herein are true.

DOUBLE EAGLE ACQUISITION CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President and Chief Executive Officer

[Signature Page to Certificate of Ownership and Merger]